Exhibit 10.3

AMENDMENT TO THE INTERMEC, INC.

DIRECTOR DEFERRED COMPENSATION PLAN

The Intermec, Inc. Director Deferred Compensation Plan (“Plan”) is hereby amended as follows:

1. The definition of “Fees” in section 2 of the Plan is revised to read as follows:

“Fees” means Retainer Fees, Meeting Fees and the annual award of restricted stock units.

2. The definition of “Share Account” in section 2 of the Plan is revised to read as follows:

“Share Account” means the bookkeeping account established by the Company for (i) the deferrals of Fees by Directors, (ii) the restricted deferred stock unit grants under the Director Compensation Program granted before 2012, and (iii) the deferral of Common Stock issued in accordance with restricted stock unit awards under the Director Compensation Program granted after 2011, which account shall be credited with Share Units pursuant to Section 4(a).

3. Section 3 of the Plan is revised to read as follows:

Terms and Conditions of Deferral Elections.

(a) In General. Each Director may irrevocably elect annually to defer receiving all or a portion of (i) the shares of Common Stock that would otherwise be issued in connection with the Director’s retainer fees or meeting fees in respect of a calendar year, (ii) the shares of Common Stock that would otherwise be issued upon a Director’s election to receive cash retainer fees or meeting fees in shares of Common Stock, (iii) a Director’s cash retainer fees or meeting fees in respect of a calendar year that are not subject to an election to receive such fees in shares of Common Stock or (iv) the shares of Common Stock that would otherwise be issued in connection with the annual award of restricted stock units (a “Deferral Election”). Each Deferral Election shall state the amount of cash or stock that the Director is electing to defer. A Director who has made a Deferral Election with respect to shares of Common Stock shall have the number of shares of Common Stock that are the subject of the Deferral Election credited to a Share Account in the form of Share Units. A Director who has made a Deferral Election with respect to Meeting Fees that are not subject to a Share Election shall have the amount of deferred fees credited to a Cash Account.

(b) Timing of Deferral Election. The Deferral Election shall be in writing and delivered to the Secretary of the Company on or prior to December 31 of the calendar year preceding the calendar year in which the applicable Fees are to be earned or awarded (if restricted stock units); provided, however, that a Director who commences service on the Board on or subsequent to January 1 of a calendar year may make a prospective Deferral Election during the 30-day period immediately following the commencement of his or her directorship, provided further, however, that such Deferral Election shall apply only with respect to Retainer Fees and Meeting Fees paid for services to be performed in fiscal quarters subsequent to the Deferral Election and shall not apply to any shares of Common Stock that would otherwise be issued in connection with a mid-term or annual award of restricted stock units. A Deferral Election, once made, shall be irrevocable for the calendar year with respect to which it is made and shall remain in effect for future calendar years unless revoked or modified by a subsequent Deferral Election with respect to future calendar years on or prior to December 31 of the calendar year preceding the calendar year in which such revocation shall take effect and in accordance with the provisions hereof. No subsequent Deferral Election may be made with respect to Fees earned or awarded (if restricted stock units) during the current calendar year or prior calendar years.

3. The last sentence of paragraph 5(a), Payment of Deferred Amounts/(a) Commencement of Payment, is revised to read as follows:

Payments from a Share Account shall be made by converting Share Units into Common Stock on a one-for-one basis, with payment in shares of Common Stock to be valued on the conversion date determined by the Plan Administrator in such January and with payment of fractional shares to be made in cash based on the Fair Market Value of such fractional share on the last market day of the preceding calendar quarter.

4. Section 14, Compliance with Section 409A, is revised to read as follows:

The Plan is intended to comply with the requirements of Section 409A (including all applicable Treasury regulations, IRS rulings and other guidance). Notwithstanding any provision to the Plan or agreements made pursuant to the Plan, the Plan shall be interpreted, operated and administered in a manner consistent with this intention, so as to avoid the Adverse Tax Consequences under Section 409A. Moreover, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan to comply with the requirements of Section 409A, provided, however, that the Company makes no representations that the Plan shall so comply. Each Director shall be deemed to have waived any claim against the Company and its affiliates with respect to any tax, economic and legal consequences arising from Section 409A.

In all other respects, the Plan is hereby ratified and confirmed. The effective date of this amendment is January 19, 2012. Management of the Company is authorized and directed to reflect this amendment in an amendment and restatement of the Plan, incorporating such additional conforming and administrative changes as they may deem reasonable and appropriate to reflect the purpose and intent of the amendment.

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